UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	November 3, 2004

CINCINNATI BELL INC.

(Exact Name of Registrant as Specified in Its Charter)

Ohio

(State or Other Jurisdiction of Incorporation)

1-8519	31-1056105

(Commission File Number)	(IRS Employer Identification No.)

201 East Fourth Street	45202

(Address of Principal Executive Offices)	(Zip Code)

(513) 397-9900

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K	Cincinnati Bell Inc.

Section 2 – Financial Information

Item 2.02 Results of Operations and Financial Condition

     On November 3, 2004, Cincinnati Bell Inc. reported its financial results for the third quarter 2004. The earnings release is attached as Exhibit 99.1. The attached exhibit is furnished pursuant to this Item 2.02 of Form 8-K.

     The earnings release contains non-GAAP financial measures, including net debt and cash flow, which are not prepared in accordance with GAAP. Net debt is defined as the sum of short-term debt and long-term debt, net of the fair value of hedging instruments that are applicable to such debt, in addition to BRCOM preferred stock (as applicable), offset by cash and cash equivalents. Cash flow is defined as SFAS 95 cash provided by (used in) operating, financing and investing activities, less changes in restricted cash in operating activities, issuance and repayment of long-term debt in financing activities, short-term borrowings (repayments) in financing activities and proceeds from the sale of discontinued operations and assets in investing activities. A detailed reconciliation of the company’s net debt and cash flow to comparable GAAP financial measures is included in the financial tables that are part of the earnings release.

     These non-GAAP financial measures should not be construed as being more important than comparable GAAP measures. They are presented because Cincinnati Bell Inc. management uses this information when evaluating the company’s results of operations and cash flow and believes that this information provides the users of the financial statements with an additional and useful comparison of the company’s current results of operations and cash flows with past and future periods.

Item 2.05 Costs Associated with Exit or Disposal Activities.

     On November 3, 2004, in its earnings release attached hereto as Exhibit 99.1, Cincinnati Bell Inc. announced that it is in the process of finalizing a restructuring plan to improve its operating efficiency and more effectively align its cost structure with future business opportunities. The restructuring plan includes a workforce reduction that will be implemented in stages beginning in the fourth quarter 2004 and continuing through December 31, 2006.

     The workforce reduction will be accomplished primarily through attrition and a special retirement incentive, which the company will offer to management and union employees meeting certain age and years of service attrition and criteria. Eligible employees wishing to take advantage of the special retirement incentive must respond on or before November 29, 2004 and, as a condition of acceptance, agree to the company’s right to determine the employee’s retirement date. This retirement date cannot extend beyond December 31, 2006. The company is not required to accept all eligible employees who elect to participate within a department, job or other unit if such acceptances would exceed the maximum number of employees to be reduced in such department, job or unit. In addition to the special retirement incentive, the company anticipates the need to conduct involuntary workforce reductions in certain parts of its business.

     Beginning in the fourth quarter 2004 and continuing through the fourth quarter 2006, the company estimates that it will recognize total charges of up to $40 million, up to $5 million of which will require non-recurring cash payments. The company estimates that it will eliminate 150 to 200 positions over the next year and as many as 400 positions in the aggregate over the two-year course of the restructuring plan.

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The company expects the annual operating expense savings related to the restructuring plan to be in the range of $20 to $25 million by the end of 2006.

     The total amount of expected charges will likely include amounts to recognize special termination benefits for employees electing the special retirement incentive, severance and related expenses for involuntary workforce separations, and a pension curtailment charge. The total number of employees electing the special retirement incentive, coupled with the total number of involuntary separations, will determine the actual amount of the total charge, the total non-recurring cash payments, the individual components of the charge and the eventual operating expense savings.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit	Description
99.1	Press release dated November 3, 2004.

Forward Looking Statements

     Certain of the statements and predictions contained in this Form 8-K constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. In particular, any statements, projections or estimates that include or reference the words “believe,” “anticipates,” “plans,” “expects,” “will,” or any similar expression fall within the safe harbor for forward-looking statements contained in the Reform Act. Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including but not limited to, Cincinnati Bell’s ability to maintain its market position in communications services, including for wireless, wireline and internet services, general economic trends affecting the purchase or supply of telecommunication services, world and national events that may affect the ability to provide services, changes in the regulatory environment, any rulings, orders or decrees that may be issued by any court or arbitrator, restrictions imposed under our various credit facilities and debt instruments, and Cincinnati Bell’s ability to develop and launch new products and services. More information on potential risks and uncertainties is available in the company’s recent filings with the Securities and Exchange Commission, including Cincinnati Bell’s annual Form 10-K report and Quarterly Form 10-Q reports. The forward-looking statements included in this Form 8-K represent the company’s estimates as of November 3, 2004. The company anticipates that subsequent events and developments will cause its estimates to change.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

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CINCINNATI BELL INC.
By:	/s/ Christopher J. Wilson
Christopher J. Wilson
Vice President and General Counsel

Date:   November 3, 2004

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Exhibit Index

Exhibit No.	Exhibit	Page No.
99.1	Press Release dated November 3, 2004.

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